Exhibit 10.19

KEMPER CORPORATION
2009 Performance Incentive Plan

Amended and Restated as of February 4, 2013

Exhibit 10.19

TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)

			Page
Article	5	Performance Measures	5
	5.1	Performance Measures	5
	5.2	Individual Performance Measures	6
	5.3	Corporate Performance Measures	6
	5.4	Unusual and Nonrecurring Events	7
	5.5	Committee Discretion	7
Article	6	Termination of Employment; Leave of Absence	8
	6.1	Death or Disability	8
	6.2	Retirement	8
	6.3	Divestiture of Employer	8
	6.4	Other Termination Provisions	8
	6.5	Leave of Absence	9
Article	7	Transferability of Awards	9
	7.1	Transferability	9
	7.2	Domestic Relations Orders	9
Article	8	Arbitration	9
Article	9	Compliance with Section 409A	10
Article	10	Rights of Participants	10
	10.1	Employment	10
	10.2	Participation	10
Article	11	Change of Control	10
Article	12	Administration	13
	12.1	General	13
	12.2	Authority of the Committee	13
	12.3	Performance Based Compensation	13
Article	13	Amendment, Modification, Suspension, and Termination	14
	13.1	Amendment, Modification, Suspension, and Termination	14
	13.2	Awards Previously Granted	14
Article	14	Tax Withholding	14
Article	15	Successors	14
Article	16	General Provisions	14
	16.1	Forfeiture Events	14
	16.2	Severability	14
	16.3	Unfunded Plan	15
	16.4	Non-exclusivity of this Plan	15
	16.5	Governing Law	15
	16.6	Beneficiaries	15

Exhibit 10.19

Kemper Corporation
2009 Performance Incentive Plan

Amended and Restated
Effective February 4, 2013
Article 1Establishment, Purpose, and Duration
1.1    Establishment. Kemper Corporation, a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes the 2009 Performance Incentive Plan (the “Plan”). The Plan is effective as of February 3, 2009 (“Effective Date”), and was most recently amended and restated effective February 4, 2013. This Plan permits the grant by the Company and its Affiliates of Annual Incentive Awards and Multi-Year Incentive Awards, as defined hereafter. In accordance with Section 162(m), provisions of this Plan applicable to Awards to Covered Employees shall be subject to approval by the Company’s shareholders, at a meeting duly held in accordance with the Company’s Amended and Restated Bylaws and applicable law. Any Awards granted to Covered Employees in advance of the requisite shareholders’ vote shall be made contingent upon such approval by the Company’s shareholders. In no event shall any amounts be paid with respect to Awards granted to Covered Employees unless and until the requisite shareholder approval has been obtained.
1.2    Purpose of this Plan. The purpose of this Plan is to motivate and reward eligible executive-level Employees through annual and multi-year cash incentive awards tied to the achievement of performance goals established hereunder, and to attract and retain superior Employees through these incentives. This Plan is designed to enable the Company (or an Employer) to grant Awards, or portions thereof, to Covered Employees that qualify as Performance-Based Compensation under Section 162(m) in order to preserve the Company’s federal income tax deduction for incentive compensation paid to such Employees. In addition, this Plan is designed to enable the Company (or an Employer) to grant Awards, or portions thereof, to Covered Employees that do not qualify as Performance-Based Compensation under Section 162(m).
Article 2    Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” means any person or entity controlled directly or indirectly by the Company, whether by equity ownership, contract or otherwise and shall include direct or indirect subsidiaries of the Company and mutual companies the management of which is controlled by the Company and its subsidiaries.
2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

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Exhibit 10.19

2.3    “Annual Incentive Award” means an arrangement under which a Participant is given the opportunity to earn a cash bonus based on the achievement of performance goals measured over a Performance Period of one year or less.
2.4    “Award” means, individually or collectively, a grant under this Plan of an Annual Incentive Award or a Multi-Year Incentive Award, in each case subject to the terms of this Plan.
2.5    “Award Instrument” means either: (a) a written agreement between a Participant and the Company or his or her Employer setting forth the terms and conditions applicable to an Award, or (b) a written or electronic statement issued by the Company or an Employer to a Participant describing the terms and conditions of such Award.
2.6    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.7    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
2.8    “Committee” means the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer this Plan.
2.9    “Company” means Kemper Corporation, a Delaware corporation, and any successor thereto as provided in Article 15 herein.
2.10    “Corporate Performance Measures” is defined in Section 5.3.
2.11    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m).
2.12    “Disability or Disabled” when used with respect to a particular Participant, means a physical or mental condition that: (a) is of a type that would generally trigger benefits under the Company’s long-term disability plan (as in effect from time to time), whether or not such Participant is actually enrolled in such plan; or (b) in the absence of any such plan, would cause such Participant to be unable to substantially perform his or her duties as an Employee, as determined in the sole discretion of the Committee. Notwithstanding the foregoing, if an Award becomes subject to Section 409A, “Disability” and “Disabled” shall be defined as required thereunder.
2.13    “Effective Date” has the meaning set forth in Section 1.1.
2.14    “Employee” means any employee of the Company or any Affiliate of the Company.
2.15    “Employer” means, with respect to a given Employee, whichever of the Company or its Affiliates is the employer of such Employee.

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Exhibit 10.19

2.16    “Individual Performance Measures” is defined in Section 5.2.
2.17    “Multi-Year Incentive Award” means an arrangement under which a Participant is given the opportunity to earn a cash award based on the achievement of one or more performance goals measured over a Performance Period of more than one year.
2.18    “Participant” means any Employee to whom an Award is granted.
2.19    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m).
2.20    “Performance Measures” means measures described in Article 5 on which performance goals for Awards are based and, for measures applicable to Awards, or applicable portions thereof, to Covered Employees that are intended to qualify as Performance-Based Compensation, the measures which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.
2.21    “Performance Period” means the period of time with respect to which the achievement of performance goals is measured to determine the amount of the payout, if any, of an Award.
2.22    “Plan” is defined in Section 1.1 above.
2.23    “Plan Year” means a calendar year.
2.24    “Retirement” or “Retires” means, for Awards granted prior to February 2013, the voluntary termination of employment by a Participant who has attained age 55, is eligible for early retirement under a retirement plan sponsored by the Company, and makes an election to begin receiving retirement benefits under such retirement plan, and for Awards granted beginning in February 2013, the termination of employment by a Participant who has attained age 65 and completed at least five years of service with the Company and/or one or more of its Affiliates.
2.25    “Section 162(m)” means Section 162(m) of the Code, or any successor provision, and the regulations, rulings and other guidance issued thereunder by the Internal Revenue Service.
2.26    “Section 409A” means Section 409A of the Code, or any successor provision, and the regulations, rulings and other guidance issued thereunder by the Internal Revenue Service.
2.27    “Subject Employees” means the executive officers of the Company and the officers of the Company’s Affiliates who are generally referred to by the Company as the operating company presidents and group executives, and includes the Covered Employees.

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Exhibit 10.19

Article 3    Eligibility and Participation
3.1    Eligibility. All executive-level Employees, as determined in the discretion of the Committee (or in the discretion of the Company’s Chief Executive Officer or other executive officer pursuant to a delegation of authority made pursuant to the terms of this Plan), shall be eligible to participate in this Plan.
3.2    Actual Participation. For Awards to Subject Employees, the Committee shall have the sole power and authority, in its discretion, to select Award recipients and determine the terms of Awards on its own initiative or to approve, modify or reject Award recommendations from the management of the Company or its Affiliates, and no such Awards shall be granted without the prior, express approval of the Committee. For Awards to other Employees, the Committee may delegate to the Company’s Chief Executive Officer (and such other executive officers of the Company as determined appropriate by the Committee in its discretion), the power and authority to select such additional Award recipients and to approve and determine the terms of such Awards.
Article 4    Grant, Earning and Payment of Awards
4.1    Grant of Awards. At any time and from time to time, Annual Awards and/or Multi-Year Awards may be granted to Participants under the terms and provisions of this Plan.
4.2    Award Instruments. Each Award to a Participant shall be evidenced by an Award Instrument that specifies the applicable Performance Period, Performance Measures, performance goals, threshold, maximum and target payouts and such other provisions as have been approved for such Participant in accordance with this Plan, including, without limitation, such provisions as maybe determined necessary or advisable to comply with Article 9.
4.3    Awards to Covered Employees.
(a)    Annual Award Limit. The maximum amount paid to a Covered Employee in any one Plan Year under an Annual Incentive Award or a Multi-Year Incentive Award may not exceed $2,000,000 (“Annual Award Limit”).
(b)    Performance Goals. Within ninety (90) days of the beginning of each Performance Period (or, if earlier, before twenty-five percent (25%) of the period of service to which the Performance Measures relate has elapsed), the Committee shall establish or approve the performance goals for the Performance Period for Awards, or the applicable portions thereof, to Covered Employees that are intended to qualify as Performance-Based Compensation. Any such performance goals established by the Committee shall be stated in terms of an objective formula or standard and shall be based on one of, or a combination of, the Performance Measures set forth in Section 5.3. For Awards, or portions thereof, to Covered Employees that are not intended to qualify as Performance-Based Compensation, the Committee shall establish or approve the performance goals at any time during the Performance Period as it shall determine appropriate in its discretion.

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Exhibit 10.19

(c)    Data and Calculations. After each Performance Period, the Company shall compile data and perform calculations as may be necessary to assess results and achievements of performance goals that were previously established for such Performance Period.
(d)    Satisfaction of Performance Goals. After each Performance Period, the Company shall submit a written report to the Committee providing such data and calculations necessary to enable the Committee to assess the results and achievement of performance goals for such Performance Period that were previously established for Awards granted to Covered Employees. The Committee shall review such report and make a determination for each Covered Employee as to the degree of achievement of each performance goal for Awards, or the applicable portions thereof, that are intended to qualify as Performance-Based Compensation based upon the actual results for such Performance Period. Prior to the payout of any Award to a Covered Employee, the Committee shall certify in accordance with Section 162(m) the extent to which the performance goal(s) for the applicable Performance Period have been satisfied.
(e)    Payouts. The Committee, in its sole discretion, may reduce the amount of the payout that otherwise would be due to a Covered Employee upon application of the performance goals for the Performance Period applicable to an Award to the extent necessary to prevent a payout in excess of the Annual Award Limit for such Award. Under no circumstances may the Committee increase the amount of any Award to a Covered Employee, or portion thereof, that is intended to qualify as Performance-Based Compensation, that otherwise would be payable upon application of the performance goals thereunder for the applicable Performance Period.
4.4    Awards to Other Participants. With respect to Participants other than Covered Employees, data shall be provided by the Company and a determination shall be made by the Committee or, pursuant to a delegation of authority made in accordance with the terms of this Plan, by the Company’s Chief Executive Officer or other executive officer, as to the degree of achievement of each performance goal based upon the actual results for the Performance Period.
4.5    Timing of Payments. Awards shall be paid, in cash, as soon as practicable after the end of a Performance Period in accordance with the terms of the Award Instrument (but in no event later than March 15 of the calendar year immediately following the end of the Performance Period).
Article 5    Performance Measures
5.1    Performance Measures. Payouts of all Awards shall be conditioned upon the attainment of performance goals that are established for the relevant Performance Periods based upon specified Performance Measures. Performance goals for Awards to Participants may be based on Individual Performance Measures, Corporate Performance Measures, or a combination of the two.

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Exhibit 10.19

5.2    Individual Performance Measures. Performance goals may be established for Awards to a Participant based on individual performance measures which may be quantitative or qualitative in nature (“Individual Performance Measures”). In the case of an Award based upon a combination of Individual Performance Measures and Corporate Performance Measures, specific limits may be imposed on the portion of the payout that is based upon Individual Performance Measures. Such limits may be expressed in terms of the total dollar amount or the percentage of the Award’s payout that may be attributable to the attainment of Individual Performance Measures.
5.3    Corporate Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders of the Company approve a change in the Performance Measures set forth in this Section 5.3, the corporate performance goals upon which the payment of an Award may be conditioned shall be limited to the following Performance Measures (“Corporate Performance Measures”):

(a)	Net earnings or net income (before or after taxes);

(b)	Operating earnings per share;

(c)	Net sales or revenue growth;

(d)	Operating income and/or average increase in dollars of operating income of the Company or any of its Subsidiaries or operating units;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, investment portfolio performance returns or yields, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

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Exhibit 10.19

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Bad debt experience;

(r)	Reduction in costs;

(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(t)	Insurance company underwriting income, combined ratios, loss ratios or expense ratios.
Any Corporate Performance Measure(s) may be defined in accordance with generally acceptable accounting principles or otherwise, and may be used to measure the performance of the Company and its Affiliates on a consolidated basis, or any Affiliate or business unit or segment of the Company individually, or any combination thereof, as the Committee may deem appropriate. Any Corporate Performance Measure may also be compared against similar measures for a group of comparator or peer companies, or against a published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select Performance Measure (j) above as compared to various stock market indices.
5.4    Unusual and Nonrecurring Events. An Award Instrument may provide that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization or restructuring; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or a successor pronouncement) and/or in the Company’s periodic reports filed with the Securities and Exchange Commission for periods within the applicable Performance Period; and (f) acquisitions or divestitures. In addition, an Award Instrument may provide the Committee with authority to make, in its discretion, adjustments to the established performance goals applicable to such Award to reflect changes to the job responsibilities of the Participant or the structure of the Company or its Affiliates that relate directly to such established performance goals for all or a portion of the applicable Performance Period. To the extent such inclusions or exclusions affect Awards, or portions thereof, to Covered Employees that are intended to qualify as Performance-Based Compensation, they shall be approved by the Committee and prescribed in a form that meets the requirements of Section 162(m).
5.5    Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures for Awards to Covered Employees without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

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Exhibit 10.19

Article 6    Termination of Employment; Leave of Absence
6.1    Death or Disability. Upon termination of the employment of a Participant due to death or Disability, for each outstanding Award previously granted to the Participant, the Performance Period shall be deemed to have been completed and a payout of the Award shall be due to the Participant (or, in the case of death, to the Participant’s designated beneficiary, if any, or to his or her estate) at the level defined in the Award Instrument as the “target” level as if the applicable performance goal(s) had been achieved at such target level, but reduced on a pro-rata basis by multiplying the amount that would have been payable under the Award at such target level for the original Performance Period by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active Employee and the denominator of which is the total number of months in the original Performance Period. A partial month worked shall be counted as a full month if the Participant was an active Employee for fifteen (15) days or more in that month. The Award shall be paid, in cash, as soon as practicable after the termination of employment (but in no event later than March 15 of the calendar year immediately following the end of such completed Performance Period).
6.2    Retirement. In the event that a Participant’s employment terminates due to Retirement, for each outstanding Award previously granted to the Participant, a payout of the Award shall be due, to the extent earned, based upon the actual results relative to the applicable performance goal(s) for such Award for the original Performance Period, but reduced on a pro-rata basis by multiplying the amounts that would have been payable under the Award for the original Performance Period by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active Employee and the denominator of which is the total number of months in the original Performance Period. A partial month worked shall be counted as a full month if the Participant was an active Employee for fifteen (15) days or more in that month. The Award shall be paid, in cash, as soon as practicable after the completion of the original Performance Period when Award payouts are made to active Employees (but in no event later than March 15 of the calendar year immediately following the end of the Performance Period).
6.3    Divestiture of Employer. In the event that a Participant’s employment terminates upon and as result of the sale or divestiture by the Company or any of its Affiliates of its controlling interest in any Employer (“Divestiture”), for each outstanding Award previously granted to such Participant, the term of the applicable Performance Period shall be deemed revised so that the Performance Period ends on the effective date of the Divestiture, and a payout of the Award shall be due, to the extent earned, based on the actual results relative to the applicable performance goal(s) for such Award for the revised Performance Period. The Award shall be paid, in cash, as soon as practicable after the termination of employment (but in no event later than March 15 of the calendar year immediately following the end of such completed Performance Period).
6.4    Other Termination Provisions.
(a)    Other Events. In the event a Participant’s employment terminates for any reason other than death, Disability, Retirement, Divestiture, or an Event as defined in Article

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Exhibit 10.19

11, including but not limited to, termination with or without cause by his or her Employer, or voluntary termination by the Participant, any outstanding Award shall be canceled and the Participant shall receive no payment for such Award under this Plan, unless, subject to Section 16.1, the Performance Period associated with any such Award had been completed at the time of the Participant’s termination of employment, in which case the payout, if any, pursuant to such Award shall be computed and paid in accordance with the relevant performance goals as if the Participant’s employment had not terminated.
(b)    Other Provisions. The Committee may, in its discretion, approve termination provisions in connection with particular Awards or Participants that differ from the terms of this Article 6 to the extent such provisions: (i) are consistent with Section 162(m), if and as applicable; and (ii) do not adversely affect any Award previously granted under this Plan in any material way without the written consent of the Participant holding such Award.
6.5    Leave of Absence. In the event that the Participant is on an approved leave of absence (other than a short-term disability leave) at the end of the Performance Period, or takes such a leave of absence at any time during the Performance Period, a payout of the Award shall be due, to the extent earned, based upon the actual results relative to the applicable performance goal(s) for such Award for the Performance Period, but reduced on a pro-rata basis by multiplying the amount that would have been payable under the Award for the Performance Period by a fraction, the numerator of which is the number of full months in the Performance Period during which the Participant was an active Employee not on such leave of absence and the denominator of which is the total number of months in the Performance Period. A partial month worked shall be counted as a full month if the Participant was an active Employee for fifteen (15) days or more in that month. The Award shall be paid, in cash, as soon as practicable after the completion of the original Performance Period when Award payouts are made to active Employees (but in no event later than March 15 of the calendar year immediately following the end of the Performance Period).

Article 7    Transferability of Awards
7.1    Transferability. Awards shall not be transferable other than by will or the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
7.2    Domestic Relations Orders. Without limiting the generality of Section 7.1, no domestic relations order purporting to authorize a transfer of an Award or any interest in an Award shall be recognized as valid.
Article 8    Arbitration
As a condition to receiving an Award grant, a Participant may be required to agree in writing to submit all disputes or claims arising out of or relating to any such Award to binding arbitration in accordance with such terms as prescribed when the Award is approved.

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Exhibit 10.19

Article 9    Compliance with Section 409A
Each Award that is granted under this Plan shall be designed and administered so that the Award is either exempt from the application of, or compliant with, the requirements of Section 409A. To the extent that the Committee determines that any Award granted under this Plan is subject to Section 409A, the Award Instrument shall include such terms and conditions as the Committee determines, in its discretion, are necessary or advisable to avoid the imposition on the Participant of an additional tax under Section 409A. Notwithstanding any other provision of this Plan or any Award Instrument (unless the Award Instrument provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, adjusted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant; and (ii) if an Award Instrument provides for the deferral of compensation within the meaning of Section 409A, no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such participant’s separation from service (as defined in Section 409A) or, if earlier, the date of the Participant’s death. Although the Company intends to administer this Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A, the Company does not warrant that any Award under this Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisors shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of the grant, holding, vesting or payment of any Award under this Plan.
Article 10    Rights of Participants
10.1    Employment. Nothing in this Plan or an Award Instrument shall interfere with or limit in any way the right of an Employer to terminate any Participant’s employment at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment for any specified period of time. Neither an Award, an Award Instrument, nor any benefit arising under this Plan shall constitute an employment contract with the Company or any of its Affiliates and, accordingly, subject to Articles 12 and 13, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates or their respective directors, officers, employees or advisors.
10.2    Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
Article 11    Change in Control
(a)    For Awards granted prior to February 2013. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding Shares of the Company to another corporation (any of the foregoing, an “Event”), the applicable

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Exhibit 10.19

Performance Period for each Award then outstanding under this Plan shall be deemed revised so that such Performance Period ends on the effective date of the Event, and a payout of each such Award shall be due to the respective Participant in the amount which is the greater of the payout that would be due: (a) based upon the actual results for such revised Performance Period relative to the applicable performance goal(s) for such Award; or (b) at the level defined in the respective Award Instrument as the “target” level for such Award for such revised Performance Period. The Award shall be paid, in cash, as soon as practicable after the Event (but in no event later than March 15 of the calendar year immediately following the end of the revised Performance Period).
(b)    For Awards granted beginning in February 2013. Upon a Change in Control, except as prohibited by applicable laws, rules, regulations or stock exchange requirements, or as determined otherwise by the Committee in connection with particular Awards and set forth in the applicable Award Agreements, if the employment of a Participant is terminated by the Company or an Affiliate without Substantial Cause or by the Participant for Good Reason within the twenty-four (24) month period following such Change in Control, the applicable Performance Period for each Award then outstanding under this Plan shall be deemed revised so that such Performance Period ends on the effective date of the termination of employment, and a payout of each such Award shall be due to the respective Participant in the amount which is the greater of the payout that would be due: (a) based upon the actual results for such revised Performance Period relative to the applicable performance goal(s) for such Award; or (b) at the level defined in the respective Award Instrument as the “target” level for such Award for such revised Performance Period. The Award shall be paid, in cash, as soon as practicable after the termination of employment (but in no event later than March 15 of the calendar year immediately following the end of the revised Performance Period).
For purposes of this Article 11(b):
“Change in Control” means that the event set forth in any one of the following paragraphs (a) – (d) shall have occurred:
(a)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or
(b)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

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Exhibit 10.19

(c)    there is consummated a merger or consolidation of the Company or any Affiliate with any other corporation, other than (i) a merger or consolidation which results in the Directors immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board of Directors of the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(d)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include (1) the Company or any entity, more than 50% of the voting securities of which are Beneficially Owned by the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (5) any individual, entity or group whose ownership of securities of the Company is reported on Schedule 13G pursuant to Rule 13d-1 promulgated under the Exchange Act (but only for so long as such ownership is so reported) or (6) Singleton Group LLC or any successor in interest to such entity.
“Good Reason” shall mean any action taken by the Participant’s Employer which results in a material negative change to the Participant in the employment relationship, such as the duties to be performed, the conditions under which such duties are to be performed or the compensation to be received for performing such services. A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant.
“Substantial Cause” means the (a) commission of a criminal act against, an action in derogation of the interests of, or misconduct which results in a financial loss to, the Company or

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52267_2.doc

Exhibit 10.19

an Affiliate; (b) misconduct which obligates the Company to prepare an accounting restatement due to material noncompliance with applicable financial reporting requirements; (c) knowing disclosure of confidential information about the Company or an Affiliate in breach of the Company’s Essential Standards of Conduct or an applicable contractual or other obligation, or using such information for personal gain, including, without limitation, by trading in Company securities on the basis of material, non-public information; or (d) performance of any other action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests or reputation of the Company or an Affiliate to constitute substantial cause for the termination of a Participant’s employment. Nothing in the Plan shall be construed to imply that a Participant’s employment or other relationship with the Company or its Affiliates may only be terminated for Substantial Cause.
Article 12    Administration
12.1    General. The Committee shall be responsible for oversight of the administration of this Plan, subject to this Article 12 and the other provisions of this Plan. The Committee may retain attorneys, consultants, accountants, or other advisors, and the Committee, the Company and its Affiliates, and their respective officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such advisors. The fees of any such advisors shall be paid by the Company. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, beneficiaries, the Company, its Affiliates and all other interested individuals.
12.2    Authority of the Committee.
(a)    Power and Discretion. The Committee shall have full and, except as otherwise expressly provided in this Plan, exclusive, power and discretion: (i) to interpret the terms and the intent of this Plan and any Award Instrument or other agreement or document ancillary to or in connection with this Plan, and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper; (ii) subject to Article 13, to adopt modifications and amendments to this Plan or any Award Instrument, including without limitation, any that are necessary to comply with the laws of the jurisdictions in which the Company and its Affiliates operate or may operate.
(b)    Delegation. Notwithstanding the other provisions of this Plan, including Section 12.2(a), the Committee may in its discretion delegate such administrative duties or powers as it may deem advisable to one or more of its members and, except in connection with Awards to Subject Employees that are intended to qualify as Performance-Based Compensation, to one or more officers of the Company or its Affiliates.
12.3    Performance-Based Compensation. With regard to Awards, or portions thereof, to Covered Employees that are intended to qualify as Performance-Based Compensation, this Plan shall be administered in a manner consistent with the terms and conditions of Section 162(m), as applicable.

February 2013
52267_2.doc

Exhibit 10.19

Article 13    Amendment, Modification, Suspension, and Termination
13.1    Amendment, Modification, Suspension, and Termination. Subject to Article 9 and Section 13.2, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided, however, that, no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law. Furthermore, no amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A or is intended to qualify as Performance-Based Compensation under Section 162(m), except as permitted by such applicable Section.
13.2    Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan or an Award Instrument shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.
Article 14    Tax Withholding
An Employer shall have the power and the right to deduct or withhold, or require a Participant to remit to the Employer, the amount of any taxes which the Employer may be required to withhold with respect to any taxable event arising from such Participant’s Awards.
Article 15    Successors
All obligations of the Company or any Affiliate under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, sale, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or such Affiliate.
Article 16    General Provisions
16.1    Forfeiture Events. An Award Instrument may specify that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of material Company and/or Affiliate policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
16.2    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

February 2013
52267_2.doc

Exhibit 10.19

16.3    Unfunded Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Participant and his or her Employer or the Company or any of its Affiliates. Participants shall have no right, title, or interest whatsoever in or to any assets of their Employers or of the Company or any of its Affiliates with respect to the obligations arising out of any Awards. To the extent that any person acquires a right to receive payments pursuant to an Award, such right shall be no greater than the right of a general unsecured creditor of the Participant’s Employer. No special or separate fund shall be established and no segregation of assets shall be made to assure payment of amounts payable under this Plan.
16.4    Non-exclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Company or any of its Affiliates to adopt such other compensation arrangements as it may deem desirable for any Employee.
16.5    Governing Law. This Plan and each Award Instrument shall be governed by the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Instrument (or other written agreement related to arbitration pursuant to Article 8), each Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Illinois and the state in which such Participant’s regular office is located, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Instrument.
16.6    Beneficiaries. Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer to such effect. If a Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts remaining to be paid under this Plan shall be paid to the Participant’s estate.

February 2013
52267_2.doc